Exhibit 5.1

GIBSON DUNN	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Loss Angeles, CA 90071-3197 Tel 213.229.7000 www.gibsondunn.com

Client: 44177-00079

May 6, 2014

Jacobs Engineering Group Inc.
155 North Lake Avenue
Pasadena, California 91101

Re:	Jacobs Engineering Group Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 4,250,000 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated to date (the “Plan”).
In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that the Shares, when issued in accordance with the terms set forth in the Plan and against payment therefor, will be validly issued, fully paid and non-assessable.

Jacobs Engineering Group Inc. May 5, 2014 Page 2
May 6, 2014

This opinion is limited to the effect of the current state of the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.
We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP